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                                                                    Exhibit 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-54790) and related prospectus of XO Communications, Inc., and to the incorporation by reference therein of our report dated January 21, 2000, except for note 13, as to which the date is March 20, 2000, with respect to the consolidated financial statements and schedule of Concentric Network Corporation for the year ended December 31, 1999,incorporated by reference in XO Communications, Inc.'s (formerly NEXTLINK Communications Inc.) Form 8-K/A dated August 21, 2000, and Form 8-K/A dated January 18, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 13, 2001